Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2014 and Year to Date Financial Results

-Revenues Increased 23 Percent Year to Date-

INCLINE VILLAGE, NV, August 18, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the second quarter and six months ended June 30, 2014.

Total revenues for the second quarter of 2014 increased approximately 10 percent to $162.8 million from $148.5 million in the second quarter of 2013. Revenues for the second quarter of 2014 include royalty payments from PDL’s licensees to the Queen et al. patents, net royalty payments from Depomed, the change in fair value of the Depomed asset, and interest revenue from notes receivable debt financings to late stage healthcare companies. The revenue growth in the second quarter of 2014 is offset by the timing differences of a flat royalty rate on the Genentech related products in 2014 versus a tiered rate in 2013.

The second quarter 2014 royalty payment received from Genentech products was for worldwide net sales in the first quarter 2014. Prior to 2014, PDL's second quarter Genentech royalty revenue was historically the highest amount of any quarter because the applicable tiered royalty rate was three percent. However, as aggregate Genentech net sales increased with each subsequent quarter, the tiered royalty rate declined, dropping to one percent in PDL’s third, fourth and first quarters. As a result, the blended royalty rate for all of 2013 for Genentech products was 1.9 percent. The settlement with Genentech resulted in a single fixed royalty rate of 2.125 percent, which results in more uniform royalty revenue on a quarter to-quarter basis in the current fiscal year. Thus, this decrease in Queen et al. related royalties between the second quarters of 2013 and 2014 is a function of the transition to the new fixed royalty rate, which new royalty rate is anticipated to result in greater royalties to PDL when measured on an annual basis.

In the second quarter of 2014, PDL recorded a change in accounting related to its acquisition of royalty rights from Depomed. As part of this change, PDL has elected to measure these assets at fair value. The change in fair value along with net cash royalties received from Depomed is currently presented as a component of “royalty rights - change in fair value” in PDL’s income statements. Of the $34.5 million recognized in royalty rights for the quarter ended June 30, 2014, $25.8 million were net cash royalty receipts from Depomed and $8.7 million was the change in fair value including prior period adjustments. In recognition of its transitioning business model to acquire new revenue generating assets, the Company reclassified $12.6 million in interest income in the quarter ended June 30, 2014 related to interest from its notes receivable to interest revenue, which compares to $4.9 million in interest revenue for the second quarter of 2013.

Total revenues for the first six months of 2014 increased 23 percent to $299.6 million, compared with $244.1 million for the first six months of 2013. The increase for the six month period of 2014 over 2013 is primarily driven by the addition of the royalty payments from PDL's purchase of Depomed's diabetes-related royalties, increased royalties in the first two quarters of 2014 related to sales of Xolair®, Kadcyla®, Perjeta®, and Actemra®, along with a higher fixed royalty rate in 2014 over the blended fixed and tiered 2013 rate, a $13.0 million increase in interest revenue related to acquisitions of new revenue generating assets, and a $5.0 million retroactive payment in first quarter of 2014 related to our settlement agreement with Genentech, offset by a higher foreign exchange loss and higher rebate paid to Novartis AG for Lucentis.

Operating expenses in the second quarter of 2014 were $6.9 million, compared with $6.8 million in the second quarter of 2013. Operating expenses in the first six months of 2014 were $11.5 million, compared with $14.0 million in the first six months of

2013. The decrease in operating expenses for the first six months ended June 30, 2014, compared to the first six months ended June 30, 2013, was primarily due to a decrease in litigation legal expenses, partially offset by an increase in acquisition due diligence professional services and compensation.

Net income in the second quarter of 2014 was $92.1 million, or $0.52 per diluted share, as compared with net income in the second quarter of 2013 of $93.7 million, or $0.62 per diluted share. Net income for the first six months of 2014 was $164.9 million, or $0.94 per diluted share, as compared with net income in the first six months of 2013 of $147.2 million, or $0.96 per diluted share.

Net cash provided by operating activities in the first six months of 2014 was $146.2 million, compared with $162.7 million in the first six months of 2013. At June 30, 2014, PDL had cash, cash equivalents and investments of $217.8 million, compared with $99.5 million at December 31, 2013. The increase was primarily attributable to net cash provided by the proceeds from the February 2018 Notes issuance of $300.0 million, proceeds from royalty rights - at fair value of $49.5 million, proceeds from warrant issuances of $11.4 million, and operating activities of $146.2 million, offset in part by cash advanced on notes receivable of $215.0 million, call option purchases of $31.0 million, Series 2012 Notes repurchases of $29.9 million, dividend payments of $48.1 million, term loan principal payments of $37.5 million, royalty right purchases of $15.5 million, and debt issuance costs of $9.8 million related to our February 2018 Notes.

Recent Developments

Kaleo Note Purchase
On April 1, 2014, PDL acquired $150 million of secured notes from Accel 300, LLC, a wholly-owned subsidiary of kaleo, Inc. The notes are secured by 100 percent of royalties from kaleo’s first approved product, Auvi-Q™, which uses a new system for the delivery of epinephrine for the treatment of severe allergic reactions that can be life-threatening, i.e., anaphylaxis, and 10 percent of net sales of kaleo’s second proprietary auto-injector based product, EVZIO, which uses the same technology to deliver naloxone for the treatment of patients who overdose on opioids.

The secured notes carry interest at 13 percent per annum, paid quarterly in arrears on principal outstanding. The principal balance of the secured notes is repaid to the extent that the revenue interests exceed the quarterly interest payment, as limited by a quarterly payment cap. The final maturity of the secured notes is March 2029, although PDL anticipates repayment in 2020. Kaleo may redeem the secured notes at any time, subject to a redemption premium.

Durata Credit Agreement
On May 27, 2014, PDL funded Durata Therapeutics, Inc. with an additional $15 million as a result of Durata's marketing approval of dalbavancin in the United States, which occurred on May 23, 2014, and was the milestone needed to receive the second tranche. Until the attainment of the milestone, outstanding borrowings under the loan bore interest at the rate of 14.0% per annum, payable quarterly in arrears. Upon funding of the second tranche, the interest rate of the loan decreased to 12.75%.

Viscogliosi Brothers Royalty Rights Purchase
On June 26, 2014, PDL entered into a royalty purchase and sale agreement with Viscogliosi Brothers, LLC (VB), whereby the Company acquired the right to receive royalties payable on sales of a PMA-approved spinal implant held by VB in exchange for $15.5 million cash payment, less fees.

The royalty acquired includes royalties accruing from and after April 1, 2014. Under the terms of the royalty purchase and sale agreement, the Company will receive all royalty payments due to VB pursuant to certain technology transfer agreements between VB and Paradigm Spine, LLC until the Company has received payments equal to two and three tenths times the cash payment it made to VB, after which all payment rights will be returned to VB. VB may repurchase the royalty right at any time on or before June 26, 2018, for a specified amount.

2014 Dividends
On January 29, 2014, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively. On June 12, 2014, PDL paid the second quarterly dividend to stockholders of record totaling $24.0 million using earnings generated in the second quarter of 2014.

Revenue Guidance for the Third Quarter of 2014
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Third quarter 2014 revenue guidance will be provided in September 2014.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time tomorrow, August 19, 2014. To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 33846782. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 26, 2014, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 33846782.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $715 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Royalties from Queen et al. patents	$115,066	$143,617	$231,092	$235,464
Royalty rights - at fair value	34,498	—	46,205	—
Interest revenue	12,613	4,903	21,684	8,651
License and other	575	—	575	—
Total revenues	162,752	148,520	299,556	244,115

Operating Expenses
General and administrative expenses	6,920	6,783	11,502	13,969
Operating income	155,832	141,737	288,054	230,146

Non-operating expense, net
Interest and other income, net	82	60	132	150
Interest expense	(9,858)	(6,051)	(20,383)	(12,051)
Loss on extinguishment of debt	—	—	(6,143)	—
Total non-operating expense, net	(9,776)	(5,991)	(26,394)	(11,901)

Income before income taxes	146,056	135,746	261,660	218,245
Income tax expense	54,001	42,004	96,722	71,032
Net income	$92,055	$93,742	$164,938	$147,213

Net income per share
Basic	$0.57	$0.67	$1.06	$1.05
Diluted	$0.52	$0.62	$0.94	$0.96

Shares used to compute income per basic share	160,256	139,825	155,752	139,821
Shares used to compute income per diluted share	177,228	152,224	175,811	152,784

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2014	2013
Cash, cash equivalents and investments	$217,768	$99,540
Total notes receivable	$420,319	$195,048
Total assets	$916,405	$543,955
Total term loan payable	$37,364	$74,397
Total convertible notes payable	$470,781	$320,883
Total stockholders' equity	$296,661	$113,489

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2014	2013
Net income	$164,938	$147,213
Adjustments to reconcile net income to net cash provided by operating activities	(31,724)	6,145
Changes in assets and liabilities	12,939	9,351
Net cash provided by operating activities	$146,153	$162,709